Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Renee Campbell
Email:	renee.campbell@valmont.com
Date:	October 28, 2024

Valmont Announces Appointment of Deborah Caplan to its Board of Directors

OMAHA, Neb.-- Valmont® Industries, Inc. (NYSE: VMI), a global leader that provides vital infrastructure and advances agricultural productivity while driving innovation through technology, today is pleased to announce the appointment of Deborah Caplan to its Board of Directors. Ms. Caplan is a seasoned executive whose decades of experience helping organizations drive growth and improve innovation makes her a valuable addition to Valmont’s board. This appointment brings the total number of board members to eleven and underscores the Company’s ongoing commitment to strengthening its leadership team and enhancing its governance practices to better serve its stakeholders.

With an extensive career spanning nearly two decades at NextEra Energy, Ms. Caplan most recently served as Executive Vice President of Human Resources & Corporate Services until her retirement in April 2024. During her tenure, she led workforce initiatives for a $170 billion market cap clean energy company, focusing on key areas such as talent acquisition and development, and employee engagement, health and well-being. Earlier in her career at NextEra, she held leadership positions at Florida Power & Light (FP&L) Co., including VP, Chief Operating Officer.

Prior to NextEra, Ms. Caplan held a number of senior leadership roles at General Electric Company, including Senior Vice President of Global Operations for Vendor Financial Services. She also held key leadership positions at GE Capital, as well as GE Aircraft Engines where she focused on manufacturing and project management, driving performance improvements that transformed business outcomes. Her international experience spans leadership roles where she championed Six Sigma methodologies, driving global operational initiatives and improvements to deliver measurable enhancements to business performance.

In addition to her executive experience, Ms. Caplan is a current director on the boards of Arthur J. Gallager & Co. (NYSE: AJG) and Mid-America Apartment Communities, Inc.

“We are pleased to welcome Deb to our Board of Directors,” said Mogens C. Bay, Valmont Chairman of the Board. “She brings deep utility market expertise as well as talent development leadership, offering a perspective that will complement our board’s existing strengths. That insight and experience will be valuable to our strategic initiatives for market expansion, operational excellence and organizational development. We believe her contributions will drive long-term value for our shareholders and stakeholders.”

“I am truly honored to join Valmont’s Board of Directors as the company embarks on the next phase of its growth strategy,” said Ms. Caplan. “Valmont is regarded as a world-class organization with a strong commitment to workforce development, innovation, sustainability, and delivering value to stakeholders. I am excited to work with the Valmont Board and management team, and contribute my experience toward achieving the company’s strategic goals.”

Ms. Caplan holds a Bachelor of Science in aerospace engineering from the University of Michigan and a Master of Science in manufacturing engineering from Boston University. She is a certified Six Sigma Master Black Belt.

About Valmont Industries, Inc.

For nearly 80 years, Valmont has been a global leader in creating vital infrastructure and advancing agricultural productivity. Today, we remain committed to doing more with less by innovating through technology. Learn more about how we’re Conserving Resources. Improving Life.® at valmont.com.

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